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NationsBank Corporation and Subsidiaries                                                                               Exhibit 12(a)
Ratio of Earnings to Fixed Charges
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(Dollars in Millions)



                                                                                      Year ended December 31
                                                       -----------------------------------------------------------------------------

                                                                 1997          1996            1995            1994           1993
                                                       -----------------------------------------------------------------------------
Excluding Interest on Deposits
--------------------------------------

Income before taxes ..................................           $ 5,230      $ 4,536         $ 3,810         $ 3,293       $ 2,619

Equity in undistributed losses (earnings)
  of unconsolidated subsidiaries .....................                 -            2              (7)             (3)           (5)

Fixed charges:
     Interest expense (including
       capitalized interest) .........................             5,060        4,342           4,706           3,056         1,512
     Amortization of debt discount and
       appropriate issuance costs ....................                19           20              12               8             6
     1/3 of net rent expense .........................               180          157             155             141           129
                                                       -----------------------------------------------------------------------------
        Total fixed charges ..........................             5,259        4,519           4,873           3,205         1,647

Earnings (excluding capitalized interest) ............          $ 10,489      $ 9,057         $ 8,676         $ 6,495       $ 4,261
                                                       =============================================================================

Fixed charges ........................................           $ 5,259      $ 4,519         $ 4,873         $ 3,205       $ 1,647

                                                       =============================================================================

Ratio of Earnings to Fixed Charges ...................              1.99         2.00            1.78            2.03          2.59



Including Interest on Deposits
-----------------------------------------------------

Income before taxes ..................................           $ 5,230      $ 4,536         $ 3,810         $ 3,293       $ 2,619

Equity in undistributed losses (earnings)
  of unconsolidated subsidiaries .....................                 -            2              (7)             (3)           (5)

Fixed charges:
     Interest expense (including
       capitalized interest) .........................             9,951        8,588           8,980           6,231         4,450
     Amortization of debt discount and
       appropriate issuance costs ....................                19           20              12               8             6
     1/3 of net rent expense .........................               180          157             155             141           129
                                                       -----------------------------------------------------------------------------
        Total fixed charges ..........................            10,150        8,765           9,147           6,380         4,585

Earnings (excluding capitalized interest) ............          $ 15,380     $ 13,303        $ 12,950         $ 9,670       $ 7,199
                                                       =============================================================================

Fixed charges ........................................          $ 10,150      $ 8,765         $ 9,147         $ 6,380       $ 4,585
                                                       =============================================================================

Ratio of Earnings to Fixed Charges ...................              1.52         1.52            1.42            1.52          1.57

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